July 30, 2018

John Douglas Schick
514 Briar Knoll Dr.
Houston, Texas 77079

Re: Offer of Employment as President

Dear Doug:

It is our pleasure to extend to you on behalf of PEDEVCO Corp. (d/b/a Pacific Energy Development) (the "Company"), an offer of full-time employment as the Company's President commencing as of August 1, 2018, at the Company's Houston, Texas office, in accordance with the terms and conditions contained in this letter agreement (the "Agreement"), the adequacy and sufficiency of which are hereby acknowledged.

1. **DUTIES**. The Company requires that you be available to perform the duties of President, with a focus on, and primary responsibilities over, Company exploration and production, corporate finance, and mergers and acquisition functions, as well as such other functions as may be determined and assigned by the Chief Executive Officer. Subject to the terms of this Agreement, the Company shall have the right, to the extent the Company from time to time reasonably deems necessary or appropriate, to change your position, or to expand or reduce your duties and responsibilities. You will report to the Chief Executive Officer and you agree to devote as much time as is necessary to discharge and perform completely the duties described in this Section 1, and perform such other duties as the Chief Executive Officer may from time to time assign to you.

2. **TERM**. The term of this Agreement shall commence on August 1, 2018, and shall continue until your employment is terminated by the Company or by you. This offer is not to be considered a contract guaranteeing employment for any specific duration. As an at-will employee, both you and the Company have the right to terminate your employment at any time with or without cause.

3. **WORK LOCATION.** Your work will be performed at the Company's Houston offices, which location may be subject to future changes. The office is currently located at 1250 Wood Branch Park Dr., Suite 400, Houston, TX 77079.

4. **COMPENSATION**. For all services to be rendered by you to the Company in any capacity hereunder, the Company agrees to pay you the following compensation:

a. During the term of your employment with the Company you will initially be paid a base salary of $20,833.34 per month for this exempt position (your "Base Salary"), paid bi-monthly in arrears in accordance with the customary payroll practices of the Company.

b. You will be reviewed by management, not less than annually, and in connection with such review, will be eligible for a discretionary cash performance bonus each year of up to 40% of your then-current annual Base Salary. You shall also be considered for grants of restricted stock and options in the Board's sole discretion. You acknowledge that the Company is not obligated to award you any cash or equity bonus in any year.

c. You will also be entitled to participate in the Company's 401(k) savings program which has been adopted by the Company.

You agree that if any payment of compensation paid to you by the Company or any affiliate, whether under this Agreement or otherwise, results in income or wages to you for federal, state, local or foreign income, employment or other tax purposes with respect to which the Company or any affiliate has a withholding obligation, the Company and its affiliates are authorized to withhold from such payment and any other cash, stock, property or other remuneration then or thereafter payable to you in any capacity any tax required to be withheld by reason of such income or wages.

5. EMPLOYEE BENEFITS

a. You shall be eligible to participate in the employee benefit plans, programs and policies maintained by the Company for similarly situated employees in accordance with the terms and conditions of such plans, programs, and policies as in effect from time to time.

b. In accordance with and subject to the terms of the Company's expense reimbursement policy, the Company shall pay or reimburse you for reasonable expenses actually incurred or paid by you in the performance of your services hereunder upon the presentation of expense statements or vouchers or such other appropriate supporting information as the Company may reasonably require of you.

c. You will be entitled to up to five (5) weeks of paid vacation per annum (pro-rated for partial years of service) in addition to the normal statutory holidays, provided, however, that vacation is to be taken at such times and intervals as may be agreed by the Company having regard to your workload and needs of the Company.

6. CONFIDENTIALITY. You acknowledge that, in order for the intents and purposes of this Agreement to be accomplished, at the inception of your employment, and continuing on an ongoing basis, the Company agrees to provide you with, and you will necessarily be obtaining access to certain confidential information concerning the Company and its affairs, including, but not limited to business methods, information systems, financial data and strategic plans which are unique assets of the Company ("Confidential Information"). Additional terms governing confidentiality and Confidential Information are included in the "Employee Non-Disclosure and Assignment Agreement" attached hereto. In exchange for the Company's promise to provide you

with Confidential Information, you covenant not to, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity any Confidential Information, except as properly required in the ordinary course of the Company's business or as directed and authorized by the Company. The obligations set forth in this paragraph shall survive any termination of this Agreement and your employment relationship with the Company.

7. **NON-COMPETE; NON-SOLICIT**. To protect the Company's Confidential Information, you and the Company agree that it is necessary to enter into the following restrictive covenants, which are ancillary to the enforceable promises between you and the Company in Section 6 of this Agreement:

a. During your employment with the Company and for a period of one-year thereafter commencing on the date of the termination of your employment with the Company (the "Restricted Period"), you covenant and agree that:

(i) In connection with the business operations and prospective interests of the Company on the date of your termination as an employee of the Company, you shall not, directly or indirectly, (a) perform substantially similar duties as those you performed for the Company for, (b) own any interest in, (c) manage, control, participate in, consult with, render services for, or (d) in any manner engage in, any Businesses in direct competition with the Company or materially adverse to the Company (unless the Board shall have authorized such activity and the Company shall have consented thereto in writing).

(ii) You will not directly or indirectly through another entity induce or otherwise attempt to influence any person who is, or within the preceding six months was, an employee of the Company to leave the Company's employment or in any way interfere with the relationship between the Company and any employee thereof.

(iii) You will not induce or attempt to induce any person or entity who you had business dealings with during your employment or whom you acquired Confidential Information about during your employment, and is, or within the preceding six months was, a consultant, service provider, customer, supplier, licensee, joint venture partner, shareholder, licensor or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such consultant, service provider, customer, supplier, licensee, joint venture partner, shareholder, licensor or business relation of the Company.

b. Investments in less than 5% of the outstanding securities of any class of the Company subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, and in entities or investments in Businesses that are not in direct competition with the Company or materially adverse to the Company, shall not be prohibited by this section. For purposes of this Section 7, the term "Company" shall include the Company and any of its

affiliates or subsidiaries or any company in which it is a minority shareholder or a joint venture partner.

c. For purposes of this Section, the term "Businesses" shall mean any enterprise, commercial venture, or project involving petroleum exploration, development, or production activities in the same geographic areas as the Company's activities or doing business with the Company during the six-month period before the termination of your employment. Notwithstanding anything to the contrary in this Section, "Businesses" shall not include American Resources, Inc.

d. You understand that the restrictions in this Section 7 may limit your ability to engage in certain businesses during the limited period provided above, but acknowledge that these restrictions are necessary to protect the Confidential Information and other information you obtain or have obtained from the Company.

e. In addition to all other remedies at law and in equity which the Company might have for your breach of the covenants set forth in this Section 7, the parties agree that in the event of any breach or attempted or threatened breach of any such covenant, the Company shall also have the right to obtain a temporary restraining order, temporary injunction, and permanent injunction against you prohibiting such breach or attempted or threatened breach, merely by proving the existence of such breach, or attempted or threatened breach (by a preponderance of the evidence) and without the necessity of proving either inadequate remedy at law or irreparable harm.

f. The covenants set forth in this Section 7 are independent and severable from every other provision of this Agreement; and the breach of any other provision of this Agreement by the Company or any other agreement between you and the Company shall not affect the validity of the provisions of this Section 7 or constitute a defense in any suit or action brought by the Company to enforce the provisions of this Section 7 or to seek any relief from your breach thereof.

g. The Company and you agree and stipulate that: (i) the agreements contained in this Section 7 are fair and reasonable in light of all of the facts and circumstances of the relationship between the Company and you; and (ii) the consideration provided by the Company is not illusory. The parties agree that if a court or arbitrator should decline to enforce any of the provisions of this Section 7, such affected provisions shall be deemed to be modified to restrict competition with the Company to the maximum extent, in time, scope, and geography, which the court or arbitrator shall find enforceable. If you violate any of the restrictions contained in this Section 7, the restrictive period shall be suspended and will not run from the time of the commencement of any such violation until the time when you cure the violation to the Company's satisfaction. The provisions of this Section 7 shall survive any termination or expiration of this Agreement, and the termination of your employment with the Company (for whatever cause or reason).

8. CONFLICTS OF INTEREST; COMPLIANCE WITH LAW. You covenant and agree that you will not receive and have not received any payments, gifts or promises and you will not engage in any employment or business enterprises that in any way conflict with your service and the interests of the Company or its affiliates. In addition, you agree to comply with the laws or regulations of any country, including, without limitation, the United States of America, having jurisdiction over you, the Company or any of the Company's subsidiaries. Further, you shall not make any payments, loans, gifts or promises or offers of payments, loans or gifts, directly or indirectly, to or for the use or benefit of any official or employee of any government or to any other person if you know, or have reason to believe, that any part of such payments, loans or gifts, or promise or offer, would violate the laws or regulations of any country, including, without limitation, the United States of America, having jurisdiction over you, the Company or any of the Company's subsidiaries. By signing this Agreement, you acknowledge that you have not made and will not make any payments, loans, gifts, promises of payments, loans or gifts to or for the use or benefit of any official or employee of any government or to any other person which would violate the laws or regulations of any country, including, without limitation, the United States of America, having jurisdiction over you, the Company or any of the Company's subsidiaries.

9. AT-WILL EMPLOYMENT. You understand that your employment with the Company may be terminated by you or the Company at any time and for any reason. No provision of this Agreement or any other agreement with the Company shall be construed to create a promise of employment for any specific period of time. This Agreement supersedes in its entirety any and all prior agreements and understandings concerning your employment relationship with the Company, whether written or oral.

10. TERMINATION.

a. With or without cause, you and the Company may each terminate this Agreement at any time upon thirty (30) days written notice, and the Company will be obligated to pay you the earned and accrued compensation and expenses due up to the date of the termination.

b. Notwithstanding Section 10.a. above, in the event your employment with the Company is terminated by the Company without "Cause", the Company will (a) pay to you, within thirty (30) days after the termination of employment, an amount equal to twelve (12) months of your annual base salary as in effect immediately before your termination of employment, and (b) immediately accelerate by twelve (12) months the vesting of all outstanding Company restricted stock and options exercisable for Company capital stock issued to you by the Company, if any, which are then held by you on your date of termination, with all vested Company options held by you (including accelerated options) remaining exercisable for a period of ninety (90) days following your date of Separation from Service (as defined in Section 409A of the Internal Revenue Code, as amended), in exchange for a full and complete release of claims against the Company, its affiliates, officer and directors in a form reasonably acceptable to the Company and as otherwise provided in Section 10.c., below (the "Release"). For purposes of this provision, "Cause" means your (1) conviction of, or plea of nolo contendere to, a felony or any other crime involving moral turpitude; (2) fraud on or misappropriation of any funds or property of the Company or any of its affiliates, customers or vendors; (3) act of material dishonesty, willful misconduct, willful violation of any law, rule or regulation, or breach of

fiduciary duty involving personal profit, in each case made in connection with your responsibilities as an employee, officer or director of the Company and which has, or could reasonably be deemed to result in, a Material Adverse Effect upon the Company (a defined below); (4) illegal use or distribution of drugs; (5) willful material violation of any policy or code of conduct of the Company; or (6) material breach of any provision of this Agreement or any other employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed by you for the benefit of the Company or any of its affiliates, all as reasonably determined in good faith by the Board of Directors of the Company. However, an event that is or would constitute "Cause" shall cease to be "Cause" if you reverse the action or cure the default that constitutes "Cause" within 10 days after the Company notifies you in writing that Cause exists. No act or failure to act on your part will be considered "willful" unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that such action or omission was in the best interests of the Company. Any act or failure to act that is based on authority given pursuant to a resolution duly passed by the Board, or the advice of counsel to the Company, shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company. For purposes of this Agreement, "Material Adverse Effect" means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of the Company or its subsidiaries, taken as a whole.

c. The provisions of Section 10.b. and any right to the benefits and payments contained in Section 10.b. are subject to your delivery of an executed release substantially in the form of the Release attached hereto, and subject to your compliance with all of the surviving provisions of this Agreement and non-revocation of the Release. You must deliver to the Company an original, signed Release and the revocability period (if any) must elapse by the Release Deadline. For purposes of this Section, the "Release Deadline" means the date that is sixty (60) calendar days after your termination of employment. No benefits or payments under Section 10.b. of this Agreement shall be made or provided prior to the date that both (i) I have delivered an original, signed Release to the Company and (ii) the revocability period (if any) has elapsed. Payment of any compensation or benefits that are not exempt from Code Section 409A shall be delayed until the Release Deadline, irrespective of when I execute the Release; provided, however, that where my termination of employment and the Release Deadline occur within the same calendar year, the payment may be made up to thirty (30) days prior to the Release Deadline, and provided further that where my termination of employment and the Release Deadline occur in two separate calendar years, payment may not be made before the later of January 1 of the second year or the date that is thirty (30) days prior to the Release Deadline. If I do not deliver an original, signed Release to the Company by the Release Deadline, (i) my rights shall be limited to those made available to me as if I were terminated under Section 10.a. above, and (ii) the Company shall otherwise have no obligation to pay or provide to me any benefits or payments described in Section 10.b. of this Agreement, or any other monies on account of the termination of my employment.

11. AUTHORIZATION TO WORK. This offer is conditioned upon the following: (1) you presenting evidence of your authorization to work in the United States and your identity sufficient to allow the Company to complete the Form I-9 required by law; (2) satisfactory completion of a background and reference check; and (3) passing the required pre-employment drug test, if and as applicable.

12. EFFECT OF WAIVER. The waiver by either party of the breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

13. NOTICE. Any and all notices referred to herein will be sufficient if furnished in writing at the addresses specified on the signature page hereto or, if to the Company, to the Company's office address in Houston, Texas.

14. GOVERNING LAW. This Agreement will be governed and interpreted in accordance with, and the rights of the parties hereto will be determined by, the laws of the State of Texas without regard to its choice of law or conflicts of laws principles or any other law that would require the application of the substantive law of another state.

15. ASSIGNMENT. The rights and benefits of the Company under this Agreement will be transferable, and all the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns. Your duties and obligations under this Agreement are personal and therefore you may not assign any right or duty under this Agreement without the prior written consent of the Company.

16. ARBITRATION. You and the Company agree that any unresolved dispute or controversy between you and the Company arising under or in connection with this Agreement, or your employment or termination of employment with the Company, ("Arbitrable Claims") shall be resolved and settled exclusively by final and binding arbitration. You, the Company and its agents hereby waive any rights each may have to a jury trial in regard to the Arbitrable Claims. You and the Company further agree that the arbitrator shall have the sole authority to determine arbitrability of any such Arbitrable Claims. You also agree that any Arbitrable Claims shall by resolved on an individual basis, and you agree to waive your right to consolidate any Arbitrable Claims with the claims of any other person in a class or collective action. Arbitration shall be conducted by a single arbitrator before the American Arbitration Association ("AAA") in Houston, Texas (or other mutually agreed upon city) under the AAA Employment Arbitration Rules, or equivalent rules in effect at the time the arbitration demand is filed. As in any arbitration, the burden of proof shall be allocated as provided by applicable law. The arbitrator shall have the same authority as a court to award equitable relief, damages, costs, and fees as provided by law or the applicable AAA rules for the particular claims asserted. The arbitrator shall not have the authority to add to, detract from, or modify any provision hereof. A decision by the arbitrator shall be in writing and will be final and binding. Judgement may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding the foregoing, the Company shall be entitled to seek a temporary restraining order, injunctive or other equitable relief from any court of competent jurisdiction, without the need to resort to arbitration in the event that you violate Section 6 or 7 of this Agreement. This provision shall be governed under the Federal Arbitration Act.

17. MISCELLANEOUS. If any provision of this Agreement will be declared invalid or illegal, for any reason whatsoever, then, notwithstanding such invalidity or illegality, the remaining terms and provisions of this Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provision had not been contained herein.

18. ARTICLE HEADINGS. The article headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

19. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

20. ENTIRE AGREEMENT. Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter.

[Remainder of Page Left Blank Intentionally]

Pacific Energy
DEVELOPMENT

If you are in agreement with the terms set forth herein, please sign below.

Yours truly,

PEDEVCO CORP.

Clark R. Moore
EVP and General Counsel
1250 Wood Branch Park Dr.
Suite 400
Houston, Texas 77079

Agreed and Accepted July 31 **, 2018**

John Douglas Schick
514 Briar Knoll Dr.
Houston, Texas 77079